Exhibit 99.1

Text of Press Release

AVI Contact:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

Investor Contacts:

Lippert/Heilshorn & Associates Inc.

Bruce Voss (bvoss@lhai.com)

Jody Cain (jcain@lhai.com)

(310) 691-7100

Press Contact:

Waggener Edstrom Bioscience

Wendy Carhart (wendyc@wagged.com)

(503) 443-7000

For Release 6 a.m. PST

Nov. 6, 2003

AVI Presents Data on Microbubble Delivery of Restenosis Drug
 At American Heart Association Annual Meeting

PORTLAND, Ore. — Nov. 6, 2003 — AVI BioPharma, Inc. (Nasdaq: AVII) today announced the presentation of data from an independent preclinical study demonstrating the feasibility of treating cardiovascular restenosis using its proprietary microbubble delivery technology in combination with a drug to prevent restenosis. The results of this study will be presented at the American Heart Association’s annual meeting in Florida Sunday, Nov. 9.

The study, titled “Site Specific Systemic Delivery of Rapamycin with Perfluorobutane Gas Microbubble Carrier Reduced Neointimal Formation in the Porcine Coronary Restenosis Model,” will be presented by Nicholas N. Kipshidze, M.D., Ph.D., of the Lenox Hill Heart and Vascular Institute. In the study, the microbubbles were coated with a restenosis-inhibiting drug and injected intravenously. The drug-coated microbubbles accumulated at the sites of vascular injury, where the drug was then deposited. Study results showed that microbubble delivery was sufficient to prevent restenosis in a relevant animal model.

“We believe that our proprietary microbubble carrier system represents a novel way to deliver drugs to prevent restenosis following coronary angioplasty,” said Denis R. Burger, Ph.D., AVI’s CEO. “We are currently evaluating the role of microbubbles in a Phase II study with our NeuGene® antisense agent, Resten-NG®. This study is evaluating the efficacy and safety of Resten-NG delivered systemically with microbubbles, which, if successful, could make the drug available for broad application with stent placement and for multiple applications after angioplasty.”

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NeuGene  antisense drugs and cancer immunotherapy. AVI’s lead NeuGene antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer, and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, calicivirus and hepatitis C. AVI’s second technology, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com/.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.